Exhibit 12.2

PUGET SOUND ENERGY
STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF
EARNINGS TO FIXED CHARGES
(Dollars in Thousands)

	12 Months
	Ended
	March 31,		Years Ended December 31,
	2010		2009		2008		2007		2006		2005
Earnings Available For Fixed Charges:
Pre-tax income:
Income from continuing operations before income taxes	$55,574		$226,896		$223,618		$265,308		$275,339		$233,900
AFUDC - equity	(5,596)		(4,177)		(2,627)		(1,351)		(7,978)		(3,800)
AFUDC - debt	(10,283)		(9,214)		(8,610)		(12,614)		(15,874)		(9,493)
Total	$39,695		$213,505		$212,381		$251,342		$251,487		$220,607
Fixed charges:
Interest expense	$220,776		$211,742		$203,402		$219,120		$184,859		$174,458
Other interest	5,596		4,177		2,627		1,351		7,978		3,800
Portion of rentals representative of the interest factor	9,450		10,212		11,775		9,199		9,151		5,234
Total	$235,822		$226,131		$217,804		$229,670		$201,988		$183,492
Earnings available for combined fixed charges	$275,517		$439,636		$430,185		$481,012		$453,475		$404,099

Ratio of Earnings to Fixed Charges	1.17	x	1.94	x	1.98	x	2.09	x	2.25	x	2.20	x